Exhibit 8.2
[Letterhead of Katten Muchin Rosenman LLP]
February 27, 2006
Earle M. Jorgensen Company
10650 Alameda Street
Lynwood, California 90262
Dear Ladies and Gentlemen:
     We have acted as counsel to Earle M. Jorgensen Company, a Delaware corporation (“EMJ”), in connection with (i) a proposed merger (the “Merger”) of EMJ into RSAC Acquisition Corp. (“RSAC”), a Delaware corporation and wholly owned subsidiary of Reliance Steel & Aluminum Co., a California corporation (“Reliance”), pursuant to the Agreement and Plan of Merger, dated as of January 17, 2006 (the “Merger Agreement”) among Reliance, RSAC and EMJ and (ii) the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.
     In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate to enable us to render the opinion below. In rendering our opinion, we have relied upon statements and representations made by EMJ and Reliance in the Merger Agreement, and we have assumed that such statements and representations are true without regard to any qualification as to knowledge and belief. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, and (iii) the federal income tax and financial accounting consequences of the Merger will be reported by Reliance and EMJ in a manner consistent with the Merger being treated as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
     Subject to the assumptions set forth above, and the assumptions and qualifications set forth in the Proxy Statement/Prospectus, in our opinion the discussion entitled “Material U.S. Federal Income Tax Consequences” in the Proxy Statement/Prospectus, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.
     Our opinion does not address federal income tax consequences which may vary with, or are contingent upon, a stockholder’s individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.
     Our opinion represents only our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or governmental body. No assurances can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.
     This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions.

     This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the reference to our firm under the heading “Material U.S. Federal Income Tax Consequences” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Katten Muchin Rosenman LLP
Katten Muchin Rosenman LLP